As filed with the Securities and Exchange Commission on July 12, 2000
                                             Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------


                           AMERICAN TOWER CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                 65-0723837
(State or Other Jurisdiction of                    (I.R.S. Employer
 Incorporation or Organization)                   Identification No.)




               116 Huntington Avenue, Boston, Massachusetts 02116
                                 (617) 375-7500
           (Address of Principal Executive Offices including zip code)
                                  -------------

                       American Tower Systems Corporation
                             1997 Stock Option Plan
                            (Full titles of the plan)
                                  ------------

                                 Steven B. Dodge
                            Chairman of the Board of
                      Directors and Chief Executive Officer
                           American Tower Corporation
                              116 Huntington Avenue
                           Boston, Massachusetts 02116
                                 (617) 375-7500
            (Name, address and telephone number of Agent For Service)
                                  -------------

                                    Copy to:
                             Norman A. Bikales, Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800
                                ----------------

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

The prospectus included in this Registration Statement is a combined prospectus which also relates to 15,000,000 shares of common stock previously registered under the Company's registration statement on Form S-8 dated April 28, 1998 and filed on May 6, 1998 (file no. 333-51959).


                                          CALCULATION OF REGISTRATION FEE

                                                       Proposed           Proposed Maximum
   Title of Securities         Amount to be        Maximum Offering           Aggregate              Amount of
     to be Registered           Registered        Price Per Share(1)      Offering Price(1)      Registration Fee
     ----------------           ----------        ------------------      -----------------      ----------------

Class A Common Stock, par
value $.01 per share             9,000,000             $43.53125             $391,781,250           $103,430.25

(1)      The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated  solely for purpose of calculating the amount of the  registration fee in accordance with Rules
         457(c) and 457(h) under the Securities  Act of 1933, as amended,  on the basis of the average of the high and low prices of the Class A Common Stock on the New York Stock Exchange on July 7, 2000.

         A registration fee of $81,460 was paid upon the filing of the prior registration statement.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information; Item 2. Registrant Information and Employee Plan Annual Information.

         The documents containing the information required by these items will be given to employees participating in the American Tower Systems Corporation 1997 Stock Option Plan and are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of the registration statement or as an exhibit thereto.

         Employees participating in the Plan may obtain, without charge, a copy of the Plan or the documents set forth in Item 3, below, by request to Ms. Anne Alter, Director of Investor Relations, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116 ((617) 375-7500).


          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Insofar as additional securities are being registered of the same class as other securities for which a registration statement filed on this form relating to an employee benefit plan is effective, in accordance with General Instruction E to the Registration Statement on Form S-8, American Tower Corporation (the "Company") hereby incorporates by reference the contents of the Company's Registration Statement on Form S-8 dated April 28, 1998 and filed on May 6, 1998 (file no. 333-51959) and omits the information required by Part II from this registration statement, other than Item 3, Item 5 and Item 8 below, which have been updated.

Item 3.  Incorporation of Documents by Reference.

         The Company previously registered under the Securities Act of 1933 an aggregate of 15,000,000 shares of common stock offered pursuant to the American Tower Systems Corporation 1997 Stock Option Plan pursuant to a registration statement on Form S-8 (file no. 333-51959) dated April 28, 1998 and filed with the Commission on May 6, 1998, which is incorporated in this registration statement by reference.

         The following additional documents, which have been filed by the Company with the Commission, are incorporated by reference in and made a part of this registration statement, as of their respective dates:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         (c) The Company's Current Reports on Form 8-K dated January 28, 2000, January 31, 2000, February 9, 2000, February 24, 2000,
                  March 14, 2000,  March 30, 2000, April 13, 2000, May 15, 2000,
                  May 23, 2000,  June 12, 2000, June 23, 2000 and June 29, 2000;
                  and

         (d) The description of the Common Stock contained in the Company's registration statement on Form 8-A filed on June 4, 1998.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the shares offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts. As of June 1, 2000, Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, owned 11,000 shares of our Class A common stock and 41,490 shares of Class B common stock and had options to purchase 20,000 shares of Class A common stock at $10.00 per share and 25,000 shares of Class A common stock at $23.813 per share. Mr. Bikales and other partners and associates of that firm serve as secretary or assistant secretaries for us and certain of our subsidiaries.

Item 8.  Exhibits.

                                  EXHIBIT INDEX

         Exhibit No.       Description

         5.1               Opinion of Sullivan & Worcester LLP.*

         23.1 Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1).

         23.2              Consent of Deloitte & Touche LLP.*

         23.3              Consent of KPMG LLP.*

         23.4              Consent of KPMG LLP.*

         24 Power of Attorney (included in signature page of this Registration Statement).

*Filed herewith.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 12th day of July, 2000.

                                     AMERICAN TOWER CORPORATION




                                     By:    /s/ Steven B. Dodge
                                            Steven B. Dodge
                                            Chairman of the Board, President and
                                            Chief Executive Officer

         The undersigned Officers and Directors of the Company hereby severally constitute Steven B. Dodge, Joseph L. Winn and Jonathan R. Black, and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any amendments to this registration statement on Form S-8 (including any post-effective amendments hereto) and to file the same, with Exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities indicated on the 11th day of July, 2000.

        Signatures                           Title


/s/ Steven B. Dodge
Steven B. Dodge                  Chairman, President and Chief Executive Officer



/s/ Alan L. Box
Alan L. Box                      Executive Vice President and Director



/s/ Joseph L. Winn
Joseph L. Winn                   Chief Financial Officer and Treasurer




/s/ Justin D. Benincasa
Justin D. Benincasa              Vice President and Corporate Controller




/s/ Arnold L. Chavkin
Arnold L. Chavkin                Director




/s/ Dean H. Eisner
Dean H. Eisner                   Director

/s/ Jack D. Furst
Jack D. Furst                    Director




/s/ J. Michael Gearon, Jr.
J. Michael Gearon, Jr.           Executive Vice President and Director




Fred R. Lummis                   Director




Randall T. Mays                  Director




Thomas H. Stoner                 Director




/s/ Maggie Wilderotter
Maggie Wilderotter                Director